                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:


/ / Preliminary Proxy Statement


/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


/X/ Definitive Proxy Statement


/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           KIMCO REALTY CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            KIMCO REALTY CORPORATION

                             3333 NEW HYDE PARK ROAD
                          NEW HYDE PARK, NY 11042-0020

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 20, 1999


     Notice is hereby given of, and you are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Meeting") of Kimco Realty Corporation, a Maryland corporation (the "Company"), to be held on Thursday, May 20, 1999, at 10 o'clock a.m. at 270 Park Avenue, 11th Floor, Room C, New York, NY 10017 for the following purposes:


     1. To elect seven Directors to serve for a term of one year and until their successors are duly elected and qualify;


     2. To consider and vote upon a proposal to amend the charter of the Company to (a) increase the number of authorized shares of Common Stock of the Company, par value $.01 per share, from 100,000,000 shares to 200,000,000 shares, (b) increase the number of authorized shares of Excess Stock of the Company, par value $.01 per share, from 51,000,000 shares to 102,000,000 shares, and (c) increase the number of authorized shares of Preferred Stock of the Company, par value $1.00 per share, from 3,470,000 shares to 5,000,000 shares; and

     3. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

     Only common stockholders of record at the close of business on April 6, 1999, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Bruce M. Kauderer
                                              ---------------------
                                               Bruce M. Kauderer
                                               Secretary


April 12, 1999.

                            KIMCO REALTY CORPORATION

              3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

                                  -------------
                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           to be held on May 20, 1999

     This Proxy Statement is furnished to common stockholders of Kimco Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the 1999 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Thursday, May 20, 1999, at 10 o'clock a.m. for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     This solicitation is made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"). Costs of this solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.


     The Company's Annual Report for the calendar year ended December 31, 1998, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about April 19, 1999. The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000.


     Holders of record of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), as of the close of business on the record date, April 6, 1999, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on April 6, 1999, there were 60,181,610 shares of Common Stock issued and outstanding.


     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director (See Proposal 1), and FOR the proposed amendment of the Company's charter (See Proposal 2) to increase the number of authorized shares of Common Stock, Excess Stock, par value $.01 per share (the "Excess Stock") and Preferred Stock, par value $1.00 per share (the "Preferred Stock"). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the meeting.


     Under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                                   PROPOSAL 1
                              Election of Directors


     The Company's By Laws provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company's charter and such By Laws, the Directors have fixed the number of directors to be elected at seven. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the seven nominees for director designated below, all of whom are presently directors of the Company, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Board of Directors or the Board may amend the By Laws to reduce the number of directors to be elected at the meeting.


Information Regarding Nominees (as of April 6, 1999)

                                           Present Principal Occupation or
   Name                    Age      Employment and Five-Year Employment History
   ----                    ---      -------------------------------------------

Martin S. Kimmel(2)(3)     83       Chairman (Emeritus) of the Board of
                                     Directors of the Company since November
                                     1991; Chairman of the Board of Directors of the Company for more than five years prior to such date. Founding member of the Company's predecessor in 1966.

Milton Cooper(2)(3)        70       Chairman of the Board of Directors of the
                                     Company since November 1991; Director and
                                     President of the Company for more than five years prior to such date. Founding member of the Company's predecessor in 1966.

Richard G. Dooley(1)(3)    69       Director of the Company since December 1991.
                                     Consultant to, and from 1978 to 1993,
                                     Executive Vice President and Chief
                                     Investment Officer of, Massachusetts Mutual
                                     Life Insurance Company.

Michael J. Flynn(2)        63       Vice Chairman of the Board of Directors of
                                     the Company since January 1996 and, since
                                     January 1997, President and Chief Operating
                                     Officer; Director of the Company since
                                     December 1991. Chairman of the Board and
                                     President of Slattery Associates, Inc. for more than five years prior to joining the Company in 1996.

Joseph K. Kornwasser       51       Director and Senior Executive Vice President
                                     of the Company since June 1998. President,
                                     Chief Executive Officer and Director of The
                                     Price REIT, Inc. ("Price REIT") from August
                                     1993 to June 1998. From 1984 until 1994,
                                     Mr. Kornwasser was managing general partner of Kornwasser and Friedman Shopping Center Properties, a commercial real estate development company.

Joe Grills(3)              64       Director of the Company since January 1997.
                                     Chief Investment Officer for the IBM
                                     Retirement Funds from 1986 to 1993.

Frank Lourenso (1)(3)      58       Director of the Company since December 1991.
                                     Executive Vice President of The Chase
                                     Manhattan Bank ("Chase Bank", and successor by merger to Chemical Bank, N.A.) since 1990. Senior Vice President of Chase Bank for more than five years prior to that time.



---------------------

(1)  Member of Audit Committee.
(2)  Member of Executive Committee.
(3)  Member of Executive Compensation Committee.

     Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors. He also serves as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

     Mr. Dooley is also a director of Advest Group, Inc., Hartford Steam Boiler Inspection and Insurance Co. and Jefferies Group, Inc. and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

     Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

     Mr. Kornwasser is also Chairman of the Board of Directors of National Bank of California.

     Mr. Grills is also a Director of certain Merrill Lynch and Hotchkis and Wyley Mutual Funds, Duke Management Company and the LaSalle Street Fund. He also serves as a member of the Investment Advisory Committees of the State of New York Common Retirement Fund and the Howard Hughes Medical Institute. Mr. Grills is a member of the Financial Executives Institute Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

     All directors of the Company serve terms of one year and until the election and qualification of their respective successors. Each of the above Directors, except for Mr. Kornwasser who joined the Board of Directors in June 1998, was in attendance at the special meeting held on January 13, 1998 and at each of the four regular meetings of the Board of Directors held during 1998, which occurred on February 26, April 30, July 28 and October 29, and each, except Mr. Dooley and Mr. Lourenso, were in attendance at the 1998 Annual Meeting of Stockholders held on June 19, 1998. Mr. Kornwasser was in attendance at the regular meetings held on July 28, 1998 and October 29, 1998.

Committees of the Board of Directors

     Audit Committee. The Board of Directors has established an Audit Committee consisting of two independent Directors to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. One meeting of the Audit Committee was held during 1998 on February 26, 1998; in addition, the Audit Committee held a meeting on March 1, 1999.

     Executive Committee. The Executive Committee has been granted the authority to acquire and dispose of real property, to borrow money on behalf of the Company and to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements (except for contracts between the Company and KC Holdings, Inc. -- see "Compensation Committee Interlocks and Insider Participation"). The Executive Committee convened twice during 1998, on April 30 and October 29.

     Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company's executive officers, in addition to administering the Company's Equity Participation Plan (as defined herein). One meeting of the Executive Compensation Committee was held during 1998, on February 26; in addition, the Executive Compensation Committee held a meeting on March 1, 1999.

     Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated above. The Board of Directors has not established a nominating committee.

Compensation of Directors


     Members of the Board of Directors and Committees thereof who are not also employees of the Company ("Non-employee Directors") receive an annual fee of $24,000, plus fees of $2,000 for attending each regular or special meeting of the full Board. The Non-employee Directors, other than Mr. Kimmel, receive $500 for attending Committee meetings. In accordance with the Company's Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock ("Deferred Stock") in lieu of directors' fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Pursuant to such arrangements, each of Messrs. Kimmel, Dooley, Grills and Lourenso received directors' fees of $22,000, $23,000, $24,500 and $23,000, respectively, during 1998. In addition, Messrs. Kimmel, Dooley, Grills and Lourenso each received, in lieu of directors' fees, Deferred Stock awards valued at $12,000. Employees of the Company who are also Directors are not paid any directors' fees.


     During 1996, 1997 and 1998, the Company granted each Non-employee Director, other than Mr. Kimmel, options to acquire 7,500 shares of Common Stock at $28.375, $31.75 and $37.375 per share, respectively, the market prices on the dates of such option grants. See "Executive Compensation and Transactions with Management and Others--Executive Compensation and Employment Contracts" for information concerning stock options granted to Mr. Flynn and Mr. Kornwasser. The Company intends to grant Non-employee Directors, other than Mr. Kimmel, options to acquire an additional 7,500 shares during 1999 at the then current market price.


     Mr. Kimmel receives $50,000 per annum as payment for consulting services rendered to, and reimbursement of certain expenses incurred on behalf of, the Company.

Vote Required


     Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company's Annual Meeting will be sufficient to elect a nominee as a director. Accordingly, abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of the votes.


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information available to the Company as of April 6, 1999, with respect to shares of its Common Stock and Depositary Shares representing its Class A, Class B, Class C and Class D Preferred Stock (as defined herein) (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission, the "SEC") of more than 5% of such shares and (ii) held, individually and as a group, by the Directors and executive officers of the
Company:


                                                     Shares Owned                             Percent
                                                   Beneficially (#)                         of Class (%)

Name & Address (where required)                                   Depositary                             Depositary
      of Beneficial Owner                Common                    Shares(3)             Common          Shares(3)
      -------------------                ------                    --------              ------          ---------

Milton Cooper                              4,446,023    (1)  (6)      3,000                  7.3              *
c/o  Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  10042

Cohen & Steers Capital                     4,124,900                  -                      6.8              -
Mgmt. Inc.
757 Third Avenue
New York, NY  10017

Martin S. Kimmel                           2,700,742    (2)           -                      4.5              -
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  11042

Helen Kimmel                               2,000,086    (4)         182,000                  3.3            4.3   (4)
445 Park Avenue
New York, NY  10022

Joseph K. Kornwasser                         282,633                101,747                    *            2.4
Michael J. Flynn                             224,000                  -                        *              -
Alex Weiss                                   202,648    (5)           -                        *              -
Richard G. Dooley                             70,036                  -                        *              -
Joseph V. Denis                               63,650                  -                        *              -
Bruce M. Kauderer                             60,610                  -                        *              -
Frank Lourenso                                60,406                  -                        *              -
Michael V. Pappagallo                         49,500                  -                        *              -
Glenn G. Cohen                                35,990                    100                    *              *
Joe Grills                                    22,500                  -                        *              -
Jerald Friedman                               22,421                  -                        *              -
Lawrence M. Kronenberg                        14,926                  5,373                    *              *

All Directors and executive
officers as a group (14 persons)           8,256,085    (6)         110,220                 13.6           2.6


--------------------
*  Less than 1%

(1) Includes 1,070,889 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel's son. Does not include 255,212 shares held by adult members of Mr. Cooper's family, as to all of which shares Mr. Cooper disclaims beneficial ownership.
(2) Does not include 1,070,889 shares held in trust by Mr. Cooper for Mr. Kimmel's son or 1,218,419 shares held by Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Also, does not include 781,667 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership.

(3) All Depositary Shares and Percent of Class represent ownership of Class D Preferred Stock.

(4) Does not include 2,700,742 shares held by Mr. Kimmel, her husband, or 1,070,889 shares held in trust by Mr. Cooper for Mr. Kimmel's son, as to all of which shares Mrs. Kimmel disclaims beneficial ownership.

(5) Does not include 1,154 shares held by Mrs. Linda Weiss, wife of Mr. Alex Weiss, an executive officer of the Company, as to all of which shares Mr. Weiss disclaims beneficial ownership.
(6) Does not include 383,546 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest. See "Compensation Committee Interlocks and Insider Participation - Transactions with KC Holdings, Inc."

Executive Compensation and Transactions with Management and Others

     Executive Officers. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference, following Part I, Item IV, for information with respect to the executive officers of the Company.

     Executive Compensation. The following table sets forth the summary compensation of the Chairman of the Board of Directors (and Chief Executive Officer) and the four other most highly paid executive officers of the Company for calendar years 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                  Long Term
                                                                                 Compensation
                                   Annual Compensation                              Awards
                                   -------------------                              ------

         (a)              (b)       (c)          (d)           (e)           (f)              (g)            (h)
                                                              Other
       Name and                                               Annual      Restricted                      All other
      Principle          Period     Salary       Bonus      Compensation     Stock           Options     Compensation
       Position          Ended      ($)          ($)         ($) (1)        Awards          (#) (2)        ($) (3)
       --------          -----      ---          ---         -------        ------          -------      ------------
Milton Cooper             12/98     439,731      375,000        -             -               (4)                 8,190
 Chief Executive Officer  12/97     283,000      100,000        -             -               (4)                 8,190
 and Chairman of the      12/96     282,500      100,000        -             -               (4)                 8,190
 Board of Directors

Michael J. Flynn (5)      12/98     485,885      300,000        -             -               73,000              4,563
 Vice Chairman of the     12/97     358,000      100,000        -             -               73,000              4,563
 Board of Directors.      12/96     350,000      100,000        -            934,388(6)       73,000              4,563
 President & Chief
 Operating Officer
 since January 1997.

Joseph K. Kornwasser (5)  12/98     234,386      120,000        -             -              250,000                  -
 Senior Executive         12/97      -            -             -             -                -                      -
Vice President since      12/96      -            -             -             -                -                      -
 June 1998

Jerald Friedman (5)       12/98     164,251       80,000        -             -              100,000                  -
 Executive Vice           12/97      -            -             -             -                -                      -
 President since          12/96      -            -             -             -                -                      -
 June 1998

Michael V. Pappagallo (5) 12/98     262,808      150,000        -             -               50,000                429
 Chief Financial Officer  12/97     148,539       51,667        -             -              100,000                429
 since May 1997           12/96      -            -             -             -                -                      -


(1) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.
(2) Options to acquire shares of Common Stock at exercise prices equal to the fair market value on the dates of grant.
(3) The amounts shown represent the value of Company paid group term life insurance premiums.
(4) Mr. Cooper is ineligible to participate in the Company's Equity Participation Plan (as defined herein) for so long as he serves as a member of the Executive Compensation Committee.

(5) See "Executive Compensation and Transactions with Management and Others - Employment Contracts".
(6) Restricted stock award covering 37,500 shares of the Company's Common Stock valued at $1,488,281 based upon the closing price on the New York Stock Exchange on December 31, 1998. Mr. Flynn is eligible to receive dividends on such restricted shares at such times and in such amounts as may be declared by the Board of Directors with respect to all shares of Common Stock then outstanding.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on options to acquire shares of the Company's Common Stock granted to the named executive officers during 1998.

                                                                              Potential Realizable Value at Assumed Annual
                                                                              Rates of Stock Price  Appreciation for
                             Individual Grants                                Option Term (1)

        (a)             (b)           (c)             (d)           (e)              (f)                   (g)
                                  % of Total
                      Options   Option Granted     Exercise
                      Granted    to Employees        Price       Expiration
        Name          (#) (2)   in Fiscal Year      ($/Sh)          Date           5% ($)                10% ($)
        ----          -------   --------------      ------          ----           ------                -------

Milton Cooper           (3)           (3)             (3)           (3)              (3)                   (3)

Michael J. Flynn       73,000         7.1           37.375        10/21/08        1,715,865             4,348,245

Joseph K. Kornwasser  250,000        24.4           37.437        6/19/08         5,885,750            14,915,750

Jerald Friedman       100,000         9.8           37.437        6/19/08         2,354,300             5,966,300

Michael V. Pappagallo  50,000         4.9           37.375        10/21/08        1,175,250             2,978,250



(1) Assumed annual rates of stock price appreciation, as determined by the SEC, for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.
(2) Options become exercisable one-third on each of the first three anniversaries of the date of grant.
(3) Mr. Cooper is ineligible to participate in the Company's Equity Participation Plan (as defined herein) for so long as he serves as a member of the Executive Compensation Committee.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information on options to acquire shares of Common Stock exercised in 1998 by the named executive officers, and the value of each such officer's unexercised options to acquire shares of Common Stock outstanding at December 31, 1998.



          (a)                         (b)                (c)                 (d)                        (e)

                                                                   Number of Unexercised        Value of Unexercised In-the-Money
                                Shares Acquired        Value      Options at Year End (#)           Options at Year End ($)(1)
         Name                   on Exercise (#)     Realized ($)  Exer.          Unexer.              Exer.          Unexer.
         ----                   ---------------     ------------  ----           -------              -----          -------

Milton Cooper                         (2)               (2)         (2)            (2)              (2)                (2)
Michael J. Flynn         (3)           -                 -          175,000       146,000          2,396,275         829,481
Joseph K. Kornwasser     (3)           -                 -           -            250,000           -                562,500
Jerald Friedman          (3)           -                 -           -            100,000           -                225,000
Michael V. Pappagallo    (3)           -                 -           33,000       117,000            272,234         668,317


(1) Based upon the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1998 of $39.6875 per share.
(2) Mr. Cooper is ineligible to participate in the Company's Equity Participation Plan (as defined herein) for so long as he serves as a member of the Executive Compensation Committee.
(3) See "Executive Compensation and Transaction with Management and Others - Employment Contracts".

     Employment Contracts. In November 1998, the Company entered into a new five-year employment agreement with Mr. Michael J. Flynn pursuant to which Mr. Flynn continues to serve as Vice Chairman of the Board of Directors and President and Chief Operating Officer of the Company. In accordance with this employment agreement, Mr. Flynn (i) is to receive a base salary of $650,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board, in its sole discretion shall determine.

     In connection with Mr. Flynn's previous employment contract signed in November 1995, Mr. Flynn received a grant of 37,500 shares of restricted Common Stock which vested in three equal installments, one-third on each of January 2, 1997, 1998 and 1999. This agreement provided further that Mr. Flynn be granted options to acquire 75,000 shares of the Company's Common Stock at an exercise price of $24.917 per share, the market price on the date of grant. These stock options are to be considered incentive stock options as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein), and otherwise shall be non-qualified options. Options with respect to 37,500 of these shares vest in three equal installments upon each of the first three anniversaries of the date of grant. Options with respect to the remaining 37,500 shares vest in three equal installments upon the day prior to each of the first three anniversaries of the date of grant, but only if the average of the closing prices of a share of the Company's Common Stock (on the principal exchange on which such stock is then traded) during any twenty consecutive day trading period equals or exceeds $33.34, which has occurred.

     The Company entered into a three-year employment agreement with Mr. Joseph
K. Kornwasser pursuant to which Mr. Kornwasser, effective June 19, 1998, was appointed as a director of the Board and began to serve as Senior Executive
Vice President of the Company. In accordance with this employment agreement, Mr. Kornwasser is to receive $650,000 per annum ($425,000 base salary and $225,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Kornwasser be granted options to acquire 250,000 shares of the Company's Common Stock at an exercise price of $37.437 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein). Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Kornwasser's employment with the Company prior to such dates, (i) any such non vested shares would become 100% vested as of the termination date and (ii) Mr. Kornwasser would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year. In addition, in the event that the Company determines to distribute to its stockholders equity interests in one of its subsidiaries that is qualified as a real estate investment trust and structured to be a so-called "leveraged REIT", Mr. Kornwasser shall be appointed Chairman of the Board of Directors of such subsidiary at the time of such distribution and he shall be entitled to receive options to acquire shares of common stock of such subsidiary equal to 1.5% of the outstanding (not diluted) common shares of such subsidiary immediately following their distribution to the Company's stockholders. The exercise price of such options shall equal the distribution value for tax purposes of the underlying shares at the time of distribution. Such options shall otherwise be structured and exercisable with terms similar in all material respects to the terms of the Equity Participation Plan (as defined herein) of the Company. The Company shall undertake to cause such subsidiary to effect the registration under the Securities Act of the shares issuable upon exercise of such options, including resale thereof. Following any such distribution to the Company's stockholders, Mr. Kornwasser's salary set forth herein shall be apportioned between the Company and such subsidiary in the manner determined by the Company.


     The Company entered into a three-year employment agreement with Mr. Jerald Friedman effective June 19, 1998, pursuant to which Mr. Friedman began to serve as Executive Vice President of the Company. In accordance with this employment agreement, Mr. Friedman is to receive $450,000 per annum ($300,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Friedman be granted options to acquire 100,000 shares of the Company's Common Stock at an exercise price of $37.437 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein). Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Friedman's employment with the Company prior to such dates, (i) any such non vested shares would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year. In addition, in the event that the Company determines to distribute to its stockholders equity interests in one of its subsidiaries that is qualified as a real estate investment trust and structured to be a so-called "leveraged REIT", Mr. Friedman shall be entitled to receive options to acquire shares of common stock of such subsidiary equal to .4% of the outstanding (not diluted) common shares of such subsidiary immediately following their distribution to the Company's stockholders. The exercise price of such options shall equal the distribution value for tax purposes of the underlying shares at the time of distribution. Such options shall otherwise be structured and exercisable with terms similar in all material respects to the terms of the Equity Participation Plan (as defined herein) of the Company. The Company shall undertake to cause such subsidiary to effect the registration under the Securities Act of the shares issuable upon exercise of such options, including resale thereof. Following any such distribution to the Company's stockholders, Mr. Friedman's salary set forth herein shall be apportioned between the Company and such subsidiary in the manner determined by the Company.


     In April 1997, the Company entered into a two-year employment agreement with Michael V. Pappagallo pursuant to which Mr. Pappagallo began to serve as Chief Financial Officer effective May 27, 1997. During 1999, the Company extended the term of Mr. Pappagallo's employment agreement for a period of one year. In accordance with this employment agreement, Mr. Pappagallo is to receive $400,000 per annum ($250,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Pappagallo be granted options to acquire 50,000 shares of the Company's Common Stock at an exercise price of $31.125 per share, the market price on the date of grant. These stock options are to be considered incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein), and otherwise shall be non-qualified options. Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Pappagallo's employment with the Company prior to such dates, (i) any such non vested shares would become 100% vested as of the termination date and (ii) Mr. Pappagallo would receive the remaining compensation due through the term of his employment agreement.

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee of the Board of Directors, comprised of Messrs. Martin Kimmel, Milton Cooper, Richard Dooley, Joe Grills and Frank Lourenso, are charged with the responsibility of determining compensation levels, including awards pursuant to the Company's Equity Participation Plan (as defined herein), for the named executive officers other than Mr. Cooper. Mr. Cooper's compensation is subject to review and approval by the members of the Executive Compensation Committee other than Mr. Cooper and, further, Mr. Cooper is ineligible to participate in the Company's Equity Participation Plan (as defined herein) for so long as he serves as a member of this Committee.

     Mr. Milton Cooper is Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel is Chairman Emeritus of the Board. Messrs. Cooper and Kimmel were founding members of the Company's predecessor in 1966.

     Transactions with KC Holdings, Inc. To facilitate its initial public stock offering in November 1991 (the "IPO"), the Company transferred its interests in 46 shopping center properties to a newly-formed corporation, KC Holdings, Inc. ("KC Holdings"), and subsidiaries of KC Holdings. The stock of KC Holdings is owned by the stockholders of the Company prior to the IPO. All of the real estate interests owned by KC Holdings and its subsidiaries are subject to purchase options held by the Company.

     As of April 1, 1999, KC Holdings' subsidiaries had conveyed fourteen shopping center properties back to the Company and had disposed of ten additional centers in transactions with third parties. The members of the Company's Board of Directors who are not also shareholders of KC Holdings have unanimously approved the Company's acquisition of all fourteen shopping center properties that have been conveyed back to the Company.

     The Company is party to a management agreement pursuant to which it manages 18 of KC Holdings' 22 shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining 4 shopping center properties are owned in two separate joint ventures and are managed by unaffiliated joint venture partners. The management agreement was approved by a majority of the Company's Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company totaled approximately $.6 million during 1998.


     Transactions with Jeffries Group, Inc. During 1998, the Company paid investment banking fees to Jeffries Group, Inc. ("Jeffries") for services rendered in connection with the Price REIT acquisition and a common stock offering. Mr. Richard G. Dooley, a director of the Company since December 1991, is also a director of Jeffries. The Company believes that the fees paid by it to Jeffries were at customary rates paid for such services.


     Joint Ventures. Members of the Company's management have investments in certain real estate joint ventures or limited partnerships which own and/or operate seven of the Company's 436 property interests as of December 31, 1998. Such management investments predate the Company's IPO and, in each case, the Company is a general partner of the joint venture or partnership and controls or directs the management of the joint venture or partnership. Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, will be subject to the approval of a majority of disinterested directors of the Company.

     Relationship with Chase Bank. Mr. Lourenso, an Executive Vice President of Chase Bank, has been a Director of the Company since December 1991. The Company has maintained its principal banking relationship with Chase Bank. Chase Bank, together with a consortium of eight additional banks, has provided the Company with a $215 million, unsecured revolving credit facility which is scheduled to expire in August 2001. No borrowings were outstanding under this facility at December 31, 1998.

Report of the Executive Compensation Committee on Executive Compensation

     The Executive Compensation Committee has provided the following Report on Executive Compensation:

     Compensation Strategy and Performance Criteria. The members of this Committee believe the Company's success is attributable in large part to the talent and dedication of its associates and, in particular, to the management and leadership efforts of its executive officers. Accordingly, the Company, under the guidance of the Executive Compensation Committee, is committed to develop and maintain compensation policies, plans and programs which seek to enhance cash flows, and consequently real property and stockholder values, by aligning the financial interests of the Company's senior management with those of its stockholders.

     In furtherance of these goals, the Company relies, to a large degree, on annual and longer term incentive compensation (that is, specifically cash bonuses and stock option grants) to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential. Both of these forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy which considers management's ability to consistently improve the Company's Funds from Operations (a widely-accepted measure of performance for real estate investment trusts) to be of paramount importance. Other performance criteria which effect incentive awards include the demonstrated ability to strengthen the Company's capital structure, the measure of improved total return to stockholders and individual performance/contributions to corporate goals and objectives.

     The Committee annually deliberates the appropriate combination of cash and stock-based compensation, and weighs the competitiveness of the Company's plans in relation to compensation practices employed by a select group of successful real estate investment trusts that are (i) included in the NAREIT equity index used in the accompanying stock performance graph, and (ii) believed to be comparable to the Company based on market capitalization, portfolio size and distribution and product type. In general, the Committee has set base compensation levels for the Company's executive officers at competitive levels relative to this peer group. The number of stock options granted annually is an amount which the Committee, after due consideration of corporate and individual performance, changes in job function or title, competitive option grant levels and previously awarded options, considers appropriate to fairly compensate and properly motivate its officers.

     From time to time the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company's officers and key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability. No compensation consultants were retained during the years for which compensation information has been provided in this Proxy Statement.

     1998 Performance. In evaluating 1998 performance, particularly noteworthy was the Company's ability, under senior management's direction, to increase Funds from Operations for the year ended December 31, 1998 to $153.7 million, or $3.03 per share on a diluted basis, from $98.2 million, or $2.59 per share on a diluted basis, during the preceding year. The growth in Funds from Operations was achieved through an aggressive acquisition program, the acquisition of Price REIT and significant accomplishments in new leasing and strategic re-tenanting within the portfolio which added (i) 30 property interests comprising approximately 4 million square feet of leasable area, (ii) 43 property interests comprising 8 million square feet of leasable area in connection with the Price REIT acquisition and (iii) 30 former Venture locations comprising 3.8 million square feet of leasable area and acquired 93 former Venture leasehold positions. In addition, the Company maintained strong occupancy levels, and continued to increase in its average annualized base rent per square foot, capitalizing on its below market-rate rents.

     Further, consideration was given to management's ability to continue its strengthening of the Company's consolidated balance sheet through (i) the completion of 16 offerings of the Company's Common Stock which has added approximately $280 million to stockholders' equity providing capital for property acquisitions and redevelopment projects underway in the portfolio, (ii) the completion of the Price REIT acquisition through the issuance of approximately $632.4 million of the Company's Common Stock and preferred stock and the assumption of approximately $310 million of debt and (iii) effectively utilizing its medium-term notes (MTN) program to issue $290 million in cost-effective unsecured debt financing during 1998 providing capital for debt repayment and property acquisitions. As a consequence of these transactions, the Company continues to maintain a strong, prudent capital structure as evidenced by the percentage of its total debt to total market capitalization of 32% at December 31, 1998.

     The strong cash flow performance and strengthening of the Company's capital structure encouraged investor support of the Company's Common Stock in the marketplace and produced total returns to stockholders during 1998 of approximately 18%. As a result of the Company's 1998 performance, the Board of Directors in October 1998 authorized an increase in dividends on the Common Stock by 18.8% from $.48 per share to $.57 per share. At the most recent meeting of the Board, held on March 1, 1999, the Board further increased the quarterly dividend to $.60 per share.

     1998 Incentive Compensation. In establishing 1998 incentive compensation (that is, the cash bonuses and stock option grants as set forth in the accompanying Summary Compensation and Option Grants in Last Fiscal Year tables) for the Company's named executive officers, the Committee concluded that each such officer had individually made a very substantial contribution toward achieving the aforementioned performance levels. The Committee did not specifically relate any measure of performance or any accomplishment to the incentives awarded, nor did the Committee assign relative weight to any specific performance factor. Rather, the Committee members made the subjective determination that the incentives awarded were appropriate in view of previously awarded incentives and their qualitative assessment that 1998 represented a year of significant achievement for the Company that was, in large part, attributable to the talents and efforts of its executive officers.

     The annual bonus awarded for 1998 to Mr. Cooper, Chairman of the Board of Directors and Chief Executive Officer, as set forth in the accompanying Summary Compensation Table, was determined by the members of the Executive Compensation Committee, other than Mr. Cooper, after evaluating generally the Company's achievements for the year and specifically Mr. Cooper's contributions towards realizing such performance levels. The Board concluded that Mr. Cooper's leadership, vision and decision making contributed significantly to these accomplishments and warranted the bonus awarded to Mr. Cooper.

                                Martin S. Kimmel
                                Milton Cooper
                                Richard G. Dooley
                                Joe Grills
                                Frank Lourenso

                                As to that portion of the report which pertains to Mr. Cooper's compensation:

                                Martin S. Kimmel
                                Richard G. Dooley
                                Joe Grills
                                Frank Lourenso

Stock Price Performance. The following stock price performance chart compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System. Stock price performance, presented quarterly for the five years ended December 31, 1998, is not necessarily indicative of future results. All stock price performance assumes the reinvestment of dividends.



                                 [LINE GRAPH]

                           TOTAL RETURN PERCENTAGE
                           -----------------------

                         KIMCO              NAREIT             S & P 500

01/01/94                 100.00             100.00              100.00
03/31/94                 103.15             103.40               96.19
06/30/94                 104.56             105.31               96.58
09/30/94                 107.06             103.15              101.33
12/31/94                 113.42             103.17              101.31
03/31/95                 116.64             103.00              111.17
06/30/95                 110.60             109.05              121.72
09/30/95                 124.68             114.19              131.40
12/31/95                 129.56             118.92              139.23
03/31/96                 130.25             121.63              146.70
06/30/96                 138.29             127.04              153.28
09/30/96                 147.75             135.35              158.02
12/31/96                 175.48             160.86              171.19
03/31/97                 165.62             161.98              175.78
06/30/97                 164.04             170.04              206.47
09/30/97                 182.25             190.13              221.94
12/31/97                 186.83             193.45              228.32
03/31/98                 190.14             192.55              260.16
06/30/98                 223.31             183.72              268.77
09/30/98                 209.41             164.39              242.03
12/31/98                 221.88             159.59              293.57

Equity Participation Plan

     Description of Plan. The Company maintains an equity participation plan (the "Equity Participation Plan") for the benefit of its eligible employees, consultants, and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company's directors, executive officers and other key employees by offering them an opportunity to own Common Stock of the Company and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue "incentive" stock options and "non-qualified" stock options (within the meaning of the Internal Revenue Code, the "Code"), that vest over time and are exercisable at the "fair market value" of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for the granting of deferred stock ("Deferred Stock") to the Non-employee Directors of the Company. Deferred Stock may be granted to Non-employee Directors in lieu of directors' fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. The term of an award of Deferred Stock shall be set by the Board in its sole discretion.

     The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be employees, consultants or directors of the Company) who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options.

     The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of non-qualified options that may be granted to any one individual is 500,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock of the Company or any combination thereof.

     Option Grants. A maximum of 6,000,000 shares of the Company's Common Stock have been reserved for issuance under the Equity Participation Plan. Options to acquire 1,023,500, 470,700 and 315,500 shares were granted during 1998, 1997 and 1996 at weighted average exercise prices of $37.32, $31.72 and $28.32 per share, respectively. A total of 2,767,830 options at a weighted average exercise price of $30.03 per share were outstanding at December 31, 1998, and as of such date 2,316,420 shares were available for future grant under the Equity Participation Plan.

401(k) Plan

     The Company maintains a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee's eligible compensation. Participants in the 401(k) Plan are not subject to Federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA tax. Withdrawals from the plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions.

     Members of the Company's management hold investments in certain real estate joint ventures or limited partnerships to which the Company is a party. Such investments predate the Company's IPO and, in each case, the Company controls or directs the management of the joint venture or limited partnership. Any material future transactions involving these joint ventures or partnerships require the approval of a majority of disinterested directors of the Company. See "Compensation Committee Interlocks and Insider Participation".

     Messrs. Kimmel and Cooper, Directors of the Company, are stockholders of KC Holdings. See "Compensation Committee Interlocks and Insider Participation".

     Mr. Frank Lourenso, a Director of the Company, is also an Executive Vice President of Chase Bank. The Company maintains its principal banking relationship with Chase Bank. See "Compensation Committee Interlocks and Insider Participation".


     Mr. Paul Dooley, Manager of Real Estate Tax Administration and Insurance for the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley was paid total cash compensation of $178,178 in salary in 1998 as an employee of the Company. In addition, he was granted 5,000 options in 1998 pursuant to the Equity Participation Plan.


     Indebtedness of Management. The following table sets forth information with respect to indebtedness of Directors and executive officers to the Company.

                              Largest Aggregate
                                Indebtedness
                             Outstanding During                           Amount
         Name and                   1998              Purpose of        Outstanding        Interest Rate
    Principal Position               ($)             Indebtedness         ($) (3)               (%)
    ------------------      ---------------------    ------------         -------               ---
Michael J. Flynn
  Vice Chairman of the
  Board of Directors.                716,750  (2)    Stock purchase            716,750          6.0
  President and Chief
  Operating Officer
  since January 1997.

Alex Weiss
  Vice President -                   219,280  (1)    Stock purchase                  -          6.0
  Management Information
  Systems


(1) Loans extended during 1992 to supplement available margin loans and partially fund the purchase of 60,000 shares of the Company's Common Stock by Mr. Weiss. The stock purchase loans are collateralized by the shares of Common Stock acquired and are scheduled to be repaid over a term of eight years.

(2) Loans extended to Mr. Flynn during 1996 to fund the purchase of 10,000 outstanding shares of the Company's Common Stock and in 1997 and 1998 to fund amounts associated with a previously granted restricted stock award. This stock purchase loan is collateralized by the shares of Common Stock acquired and is repayable, commencing in 1999, over an approximate term of eight years.
(3) Indebtedness outstanding as of April 6, 1999. Mr. Weiss repaid the stock purchase loan in full during 1998.

     Indebtedness for Affiliate. During 1997, the Company loaned to its preferred stock affiliate, KRS, an aggregate amount of $12,000,000 evidenced by a series of notes due in the year 2000 at a rate of interest of 10% per annum. The Company believes that the terms of such loans are no less favorable than could have been obtained in an arm's length transaction with an unrelated third party.

Independent Public Accountants

     PricewaterhouseCoopers LLP was engaged to perform the annual audit of the books of account of the Company for the calendar year ended December 31, 1998. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertain to its engagement as independent auditors for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Company's Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The Audit Committee of the Board of Directors annually submits its recommendation with respect to the engagement of independent public accountants at the meeting of the full Board of Directors which takes place each year during the Company's third fiscal quarter. PricewaterhouseCoopers LLP has been the Company's independent public accountants since 1986. The Audit Committee of the Board of Directors will review the appointment of PricewaterhouseCoopers LLP for 1999 later this year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

     Based solely on the Company's review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 1998, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 1998, all filing requirements were complied with by its officers, directors, beneficial owners of more than ten percent of the Company's stock and other persons subject to Section 16 of the Exchange Act.

                                   PROPOSAL 2

    Amendment of Charter to Increase Number of Shares of Authorized Stock


     By resolution dated March 31, 1999, the Board of Directors adopted a resolution declaring it advisable to amend subsection A of Article IV of the Company's charter to (i) increase the aggregate number of shares of stock that the Company has the authority to issue to an aggregate of 310,600,000 shares,
(ii) increase the number of shares of Common Stock that the Company has authority to issue to 200,000,000 shares, (iii) increase the number of shares of Excess Stock that the Company has authority to issue to 102,000,000 shares, and
(iv) increase the number of shares of Preferred Stock that the Company has authority to issue to 5,000,000 shares. The number of authorized shares of all other classes, as set forth below, would remain the same. The proposed revised subsection A of Article IV of the Company's charter is set forth as Exhibit A to this Proxy Statement. The Board of Directors directed that the amendment be submitted for consideration by the stockholders at the Meeting.

     The Company's charter currently authorizes the issuance of up to 158,070,000 shares, consisting of:



                .100,000,000 shares of Common Stock;
                . 51,000,000 shares of Excess Stock;
                .  3,470,000 shares of Preferred Stock;
                .    345,000 shares of 7-3/4% Class A Cumulative Redeemable
                Preferred Stock, $1.00 par value per share
                ("Class A Preferred Stock");
                .    230,000 shares of 8-1/2% Class B Cumulative Redeemable
                Preferred Stock, $1.00 par value per share
                ("Class B Preferred Stock");
                .    460,000 shares of 8-3/8% Class C Cumulative Redeemable
                Preferred Stock, $1.00 par value per share
                ("Class C Preferred Stock");
                .    700,000 shares of 7-1/2% Class D Cumulative Convertible
                Preferred Stock, $1.00 par value per share
                ("Class D Preferred Stock");
                .     65,000 shares of Floating-Rate Class E Cumulative
                Redeemable Preferred Stock, $1.00 par value per share
                ("Class E Preferred Stock");
                .    345,000 shares of Class A Excess Preferred Stock, $1.00 par value per share ("Class A Excess Preferred Stock");
                .    230,000 shares of Class B Excess Preferred Stock, $1.00 par value per share ("Class B Excess Preferred Stock"); and
                .    460,000 shares of Class C Excess Preferred Stock, $1.00 par value per share ("Class C Excess Preferred Stock");
                .    700,000 shares of Class D Excess Preferred Stock, $1.00 par value per share ("Class D Excess Preferred Stock");
                .     65,000 shares of Class E Excess Preferred Stock, $1.00 par value per share ("Class E Excess Preferred Stock").




     As of April 6, 1999, the outstanding shares of stock of the Company were as follows: 60,181,610 shares of Common Stock; no shares of Excess Stock; no shares of Preferred Stock; 300,000 shares of Class A Preferred Stock; no shares of Class A Excess Preferred Stock; 200,000 shares of Class B Preferred Stock; no shares of Class B Excess Preferred Stock; 400,000 shares of Class C Preferred Stock; no shares of Class C Excess Preferred Stock; 429,159 shares of Class D Preferred Stock; no shares of Class D Excess Preferred Stock; no shares of Class E Preferred Stock; and no shares of Class E Excess Preferred Stock. In addition, as of the same date, approximately 2,297,485 shares of Common Stock have been reserved for issuance under the Company's Equity Participation Plan.


     The authorized shares of Common Stock and Preferred Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or regulations, including stock exchange rules. These purposes may include stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property or other corporate purposes. The authorized shares of Excess Stock, proposed to be increased in direct proportion to the increase in the number of authorized shares of Common Stock, will be available for issuance pursuant to the Company's charter and as may be necessary to preserve the Company's qualification as a real estate investment trust under applicable tax laws. The Board does not intend to issue any stock except for reasons and on terms which the Board deems to be in the best interests of the Company. Because the holders of the Common Stock do not have preemptive rights, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of the existing Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock and of any shares of the Preferred Stock the Company may issue in the future.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S CHARTER TO INCREASE THE AGGREGATE NUMBER OF SHARES OF STOCK, THE NUMBER OF SHARES OF COMMON STOCK, THE NUMBER OF SHARES OF EXCESS STOCK AND THE NUMBER OF SHARES OF PREFERRED STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE. Proxies will be so voted unless stockholders specify otherwise in their proxies. The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock is required for approval of this proposal. Consequently, abstentions and broker non-votes will have the same effect as votes against the proposal. If the proposed amendment is approved by the stockholders, it will become effective upon the filing of Articles of Amendment and Restatement for recording with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.

Other Matters

     Financial and Other Information. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 1998, and the Company's Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.


     Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2000 must be received by the Company no later than January 3, 2000, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2000 Annual Meeting without including the proposal in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by March 6, 2000. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2000 Annual Meeting may exercise discretionary voting power with respect to any such proposal.


     Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

        Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

                                   EXHIBIT A:

                        Proposed Revised Subsection A of
                       Article IV of the Company's Charter

          A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is three hundred ten million six hundred thousand (310,600,000) shares, consisting of two hundred million (200,000,000) shares of Common Stock, with a par value of $0.01 per share (the "Common Stock"), one hundred two million (102,000,000) shares of Excess Stock, with a par value of $0.01 per share (the "Excess Stock"), five million (5,000,000) shares of Preferred Stock, with a par value of $1.00 per share (the "Preferred Stock"), three hundred forty-five thousand (345,000) shares of 7-3/4% Class A Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share ("Class A Preferred Stock"), three hundred forty-five thousand (345,000) shares of Class A Excess Preferred Stock, with a par value of $1.00 per share ("Class A Excess Preferred Stock"), two hundred thirty thousand (230,000) shares of 8-1/2% Class B Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share ("Class B Preferred Stock"), two hundred thirty thousand (230,000) shares of Class B Excess Preferred Stock, with a par value of $1.00 per share ("Class B Excess Preferred Stock"), four hundred sixty thousand (460,000) shares of 8-3/8% Class C Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share ("Class C Preferred Stock"), four hundred sixty thousand (460,000) shares of Class C Excess Preferred Stock, with a par value of $1.00 per share ("Class C Excess Preferred Stock"), seven hundred thousand (700,000) shares of 7-1/2% Class D Cumulative Convertible Preferred Stock, with a par value of $1.00 per share ("Class D Preferred Stock") and seven hundred thousand (700,000) shares of Class D Excess Preferred Stock, with a par value of $1.00 per share ("Class D Excess Preferred Stock"), sixty-five thousand (65,000) shares of Floating Rate Class E Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share ("Class E Preferred Stock") and sixty-five thousand (65,000) shares of Class E Excess Preferred Stock, with a par value of $1.00 per share ("Class E Excess Preferred Stock"). The aggregate par value of all authorized shares having a par value is eleven million six hundred twenty thousand dollars ($11,620,000).

                                DETACH HERE                                KMC 3

                            KIMCO REALTY CORPORATION
           This Proxy is Solicited on Behalf of the Board of Directors

P
R
O
X
Y

     The undersigned hereby appoints Milton Cooper, Michael J. Flynn and Bruce Kauderer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned on April 6, 1999, at the Annual Meeting of Stockholders to be held on May 20, 1999, or any adjournment(s) or postponements(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement.


     The Board of Directors recommends a vote FOR all of the nominees for director and FOR the proposal to increase the number of authorized shares of Common, Excess and Preferred Stock.

     To vote FOR all of the nominees for director and FOR the proposal to increase the number of authorized shares of Common, Excess and Preferred Stock, just sign and date the reverse side. No boxes need to be checked.

                                                                     SEE REVERSE
                                                                         SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                DETACH HERE                                KMC 3

        Please mark
        votes as in
X       this example.
---

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON, EXCESS AND PREFERRED STOCK AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.



                                                                                                               FOR  AGAINST  ABSTAIN

1.  Election of Directors.                                      2.  Proposal to Increase Number of
Nominees:  M. Kimmel, M. Cooper, J. Kornwasser,                        Authorized Shares.                      ---    ---      ---
           R. Dooley, J. Grills, M. Flynn, F. Lourenso
           FOR ALL NOMINEES __  WITHHELD FROM ALL NOMINEES __
                                                                                 MARK HERE                     MARK HERE
                                                                                FOR ADDRESS                   IF YOU PLAN
       -------------------------------------                                    CHANGE AND                     TO ATTEND
       For all nominees except as noted above                                  NOTE AT LEFT ---               THE MEETING ---


                                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                       PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                           Please sign exactly as name appears at left.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by
                                                              President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.


Signature:                               Date:                Signature:                               Dated:
           ----------------------------        -------------             -----------------------------         ------------